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SPECIALTY LABORATORIES NAMES NANCY-ANN DEPARLE DIRECTOR;
FORMER HCFA ADMINISTRATOR FURTHER STRENGTHENS BOARD OF DIRECTORS

    SANTA MONICA, Calif., April 9, 2001—Specialty Laboratories, Inc. (NYSE: SP) (Specialty), a leading research-driven clinical reference laboratory, today announced the appointment of Nancy-Ann DeParle to its Board of Directors. Ms. DeParle is the former Administrator of Health Care Financing Administration (HCFA), Department of Health and Human Services.

    "We are extremely pleased to welcome Ms. DeParle to our Board," noted James. B. Peter, M.D., Ph.D., Chairman and Chief Executive Officer of Specialty Laboratories. "Nancy-Ann's remarkable accomplishments in forging healthcare policy and her intimate knowledge of government processes will be extremely valuable in advancing Specialty's role as the premier developer and provider of esoteric testing services. Her expertise in regulatory affairs contributes a critical dimension to the strong business leadership of our Board."

    As HCFA Administrator from November 1997 to October 2000, Ms. DeParle directed the Medicare, Medicaid and State Children's Health Insurance programs. As a key White House policy advisor, Ms. DeParle led successful efforts to modernize the Medicare program, improve program and reimbursement integrity and extend the life of the Medicare Trust Fund. Before joining HCFA, Ms. DeParle was Associate Director for Health and Personnel at the White House Office of Management and Budget, where she oversaw budget and policy development for all Federal health programs, including Medicare, Medicaid, veteran's health programs, the National Institutes of Health, and the Food and Drug Administration.

    Ms. DeParle received a law degree from Harvard University, an M.A. in Politics and Economics from Oxford University, which she attended as a Rhodes scholar, and a bachelor of arts degree from the University of Tennessee.

About Specialty

    Specialty Laboratories, founded in 1975, is a full-service, clinical reference laboratory offering more than 3,500 specialized tests. Specialty serves the hospital, laboratory and physician specialist community. Unlike standard reference laboratories, Specialty focuses on cutting-edge research and development of new assays as well as refinement of existing diagnostic tests to produce assays with greater sensitivity, specificity, efficiency, and clinical value for reliable and cost-effective patient assessment. Specialty's commitment to R&D and Information Technology has placed the Company in the forefront of clinical testing and has made it a leader in innovative electronic data reporting. Today, Specialty is recognized as the largest single source of specialized testing in the United States. Specialty's web address is www.specialtylabs.com.

Contact:

Greg Mann
Director, Investor Relations and Corporate Communications
Specialty Laboratories, Inc.
310-828-6543 x-1461
gmann@specialtylabs.com

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SPECIALTY LABORATORIES NAMES NANCY-ANN DEPARLE DIRECTOR; FORMER HCFA ADMINISTRATOR FURTHER STRENGTHENS BOARD OF DIRECTORS